Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 306-1650	Liz Saghi (805) 687-2038

LANDEC CORPORATION REPORTS FIRST QUARTER
FISCAL YEAR 2006 RESULTS

Company Reports First Quarter Growth and Increased Margins

MENLO PARK, CA – September 28, 2005 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of patented polymer products for food, agricultural and licensed partner applications, today reported results for the first quarter ended August 28, 2005. Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).

Total revenues for the quarter were $49.7 million versus revenues of $46.9 million for the same period a year ago. The Company reported a net loss for the quarter of $521,000 or $0.02 per diluted share compared to a net loss of $692,000, or $0.03 per diluted share, for the first quarter of fiscal year 2005.

“The results for the first quarter are in line with achieving our goals of continuing to grow Landec’s revenues and profits through growth in Apio’s technology-based specialty packaging produce business, while at the same time continuing to improve Company-wide operating margins,” commented Gary Steele, President and CEO of Landec. “Overall revenues increased 6% while gross profit increased 15% and the net loss was reduced by 25% compared to the first quarter of last year. Consistent with the seasonality in our business and with the results from fiscal year 2005, we expect that the first half of fiscal year 2006 should show losses, and the second half and the full year are expected to be profitable.”

Landec has achieved the following key milestones thus far in fiscal year 2006:

Apio, Inc. — Landec’s Food Subsidiary:

•	With Chiquita® Brand bananas, successfully completed an expanded initial commercial market test comprising approximately 300 stores, and started a second commercial market test using Landec’s banana packaging technology.

•	Increased overall revenues by 6% to $49.5 million and net income by 41% to $1.9 million compared to the first quarter of last year.

•	Increased value-added specialty packaging produce revenues by 13% to $29.7 million compared to the same period in the prior year.

•	Increased value-added specialty packaging produce gross profits by 23% compared to the same period last year and increased value-added gross margins to 18.6% in the first quarter of fiscal year 2006 from 17.0% in the first quarter of last year.

•	Generated $3.2 million of cash flow from Apio operations during the quarter.

Landec Ag — Landec’s Agricultural Seed Subsidiary:

•	Purchased Heartland Hybrids, Inc., the second largest direct marketer of seed corn to farmers behind Landec Ag’s Fielder’s Choice Direct® brand.

•	Introduced 37 new corn hybrids for 2006, bringing the line-up to 121 hybrid seed varieties it currently has for sale.

•	Included in the 121 hybrid seed varieties are 48 hybrid offerings that will be using Early Plant® Intellicoat® seed coating technology.

Landec Consolidated:

•	Increased gross profits 15% and gross margins improved by over one percentage point.

•	Increased Company-wide net interest income to $47,000 from a net interest expense of $107,000 during the first quarter of fiscal year 2005.

•	Renegotiated and amended the supply agreement with Alcon, Inc. to expire on May 28, 2006 resulting in the recognition of an additional $550,000 of revenue and net income during fiscal year 2006.

“We have five primary objectives for fiscal year 2006: (1) continue to grow our value-added specialty packaging food business, (2) increase the growth of our agricultural revenues for uncoated seed products and for our Intellicoat coated seed products, (3) commercially launch our banana packaging technology with Chiquita, (4) continue to expand strategic partner relationships in each of our businesses, with specific emphasis on opportunities for Intelimer® polymer applications outside of our food and agricultural businesses, and (5) increase overall Company revenues by 10% to 15% and increase net income by 55% to 65% (the net income increase factors in the additional $550,000 of net income in fiscal year 2006 from the Alcon agreement and excludes the impact from acquisitions in fiscal year 2006 and the gain from the sale of land of $713,000 in fiscal year 2005) compared to fiscal year 2005 results,” added Steele.

Apio, Inc.

“During the first quarter, sales of our value-added specialty packaging vegetable products grew 13% to $29.7 million compared to $26.4 million in the same period last year and represented 60% of Apio’s revenues up from 56% in the year ago quarter,” stated Steele. “Partially offsetting the sales increases in Apio’s value-added business was a decrease in Apio’s trading revenues of 2% to $19.8 million from $20.3 million in the first quarter of fiscal year 2005 due to lower volume sales of export fruit products.

According to AC Nielsen, for the three months ended June 30, 2005, Apio continued to be the number one supplier of vegetable trays to retail grocery stores in the United States, capturing 48% of the total retail vegetable tray market. This is an increase of 11 percentage points from 37% for the three months ended June 30, 2004. This market share data was based on sales reported for retail grocery stores with average annual revenues over $2 million that report to AC Nielsen.

“Apio’s first quarter gross profits from value-added vegetable products increased $1.0 million, or 23% compared to the prior year quarter. This increase in gross profits was primarily due to a more profitable mix of products sold and improved processing yields and operational efficiencies driven largely by improved raw material quality compared to the first quarter of last year,” said Steele.

Landec Consolidated

“The net loss for the quarter was less than the net loss during the first quarter last year due to several reasons. The decrease in the net loss was primarily due to the $1.0 million increase in gross profits from Apio’s value-added business and a $154,000 improvement in net interest from a net interest expense of $107,000 in the year ago quarter to net interest income of $47,000 in this year’s first quarter. The net loss was increased by a $774,000 Company-wide increase in selling, general and administrative expenses primarily due to planned increases in selling and marketing expenses and due to a $240,000 decrease in gross profits in Apio’s trading business,” continued Steele.

“As a reminder about the seasonal nature of our business, seasonality is inherent in our two core businesses – Apio and Landec Ag. Apio is subject to produce sourcing issues during our second and third quarters, and Landec Ag recognizes nearly all of its revenues and profits during our third and fourth fiscal quarters while realizing essentially no revenues during our first and second fiscal quarters,” commented Steele.

Commenting on the financial condition of the Company, Steele said, “During the first quarter ended August 28, 2005, we continued to maintain a very strong balance sheet. The cash and marketable securities decrease of $3.4 million during the quarter to a balance of $11.4 million was primarily due to (1) net cash used in operations of $2.2 million, (2) the purchase of $633,000 of property, plant and equipment and (3) the net reduction of debt of $1.0 million. As of August 28, 2005, we had availability under our lines of credit of $13.8 million.”

Operating Highlights and Outlook

Apio’s Intelimer Based Packaging Products Business Continues to Grow

During the past twelve months, Apio introduced 16 new value-added produce product offerings. Apio currently sells over 110 value-added products to retail, club store and food service customers.

In April 2005, Apio introduced the BreatheWay™ trademark to represent the Landec Intelimer-based packaging for extending the shelf life of vegetables and fruit. Apio’s BreatheWay food packaging regulates the levels of oxygen and carbon dioxide within a package to maintain the optimum atmosphere in order to extend the shelf life of the produce. The success of BreatheWay food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value-added products that bring real differentiation to retailers and food distributors.

Apio recently announced the organization in May 2005 of its Apio Tech division to advance the sales of BreatheWay packaging technology for shelf-life sensitive vegetables and fruit, which includes unique packaging solutions for large shipping containers and pallet-sized containers. Apio Tech’s initial focus is on the collaboration with Chiquita for banana packaging.

Landec Ag is Poised for Significant Growth in 2006

Landec Ag’s extensive line-up of commercial products includes Early Plant corn, Pollinator Plus® coatings for inbred corn seed, Relay™ Cropping System of wheat and Intellicoat coated soybean, Fielder’s Choice Direct® hybrid corn and the Harvestar® brand for high performance alfalfa and nutrient enhanced hybrid corn seed.

Pollinator Plus coatings for inbred corn seed, Landec’s first Intellicoat seed coating product, were used by 38 major seed companies in their seed production operations for the 2005 growing season.

Early Plant corn, designed to protect corn seed in cold conditions and to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, was commercially launched during 2003. The program for Early Plant corn increased over 20% in 2005 to 68,000 acres from 56,000 acres in 2004 and increased 70% from 40,000 acres in 2003.

During the last three years Early Plant corn, which prevents germination until the soil reaches the optimal soil germination temperature, has performed consistently well across all geographic areas, with farmers reporting increased yields of as much as 40 bushels per acre from avoiding late planting plus the added benefit of lower drying costs due to harvesting corn with lower moisture content. In addition, by planting corn earlier than normal, farmers gain a wider planting window which benefits their entire farming operation by spreading out their workload.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach, through its branded seed company, Fielder’s Choice Direct. The success of Fielder’s Choice comes, in part, from its expertise in selling directly to the farmer, bypassing the traditional and costly farmer-dealer system.

On August 29, 2005, Landec Ag closed the acquisition of Heartland Hybrids, Inc., the second largest direct marketer of seed corn after Landec Ag’s Fielder’s Choice Direct brand. With complementary strengths in geographic areas and sales channels, the new combined organization has the opportunity to develop the most efficient and effective sales, marketing and distribution system in the seed industry, expanding Landec Ag’s sales of both uncoated seed and Intellicoat coated seed.

Landec’s Intelimer Supply and Licensing Business Continues to Expand

The Company is working with L’Oreal and other companies to expand the use of Intelimer polymers in cosmetic and personal care products, as well as in other industrial non-food and non-agricultural products. In addition, the Company has recently appointed Landec’s Chief Operating Officer, Dr. David Taft, to lead its licensing and supply business to focus on developmental efforts relating to new applications of the Intelimer materials outside of the food and agricultural markets.

Landec First Quarter 2006 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Thursday, September 29, 2005, during which senior management of Landec will present an overview of results for the first quarter of fiscal year 2006. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 244-4530 or (703) 639-1173 at least 5 minutes prior to the start. A replay of the call will be available through Thursday, October 6th by calling (888) 266-2081 or (703) 925-2533, code #771194.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its patented Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2005. (See item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	August 28,	May 29,
	2005	2005
ASSETS

Current Assets:	(unaudited)
Cash and cash equivalents	$8,423	$12,871
Marketable securities	2,986	1,968
Accounts receivable, net	17,759	15,881
Inventory	10,911	9,917
Notes and advances receivable	375	508
Prepaid expenses and other current assets	1,915	2,042
Assets held for sale	1,190	1,190

Total Current Assets	43,559	44,377
Property and equipment, net	17,137	17,275
Intangible assets, net	37,615	37,615
Other assets	645	808

	$98,956	$100,075

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$18,532	$18,306
Accrued compensation	1,391	1,907
Other accrued liabilities	2,462	2,141
Deferred revenue	992	557
Lines of credit	—	—
Current maturities of long term debt	139	548

Total Current Liabilities	23,516	23,459
Non-current portion of long term debt	1,978	2,540
Other non-current liabilities	—	550
Minority interest	1,682	1,466

Shareholders’ Equity:
Common stock	122,191	121,950
Accumulated deficit	(50,411)	(49,890)

Total Shareholders’ Equity	71,780	72,060

	$98,956	$100,075

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended
	August 28,	August 29,
	2005	2004

Revenues:
Product sales	$48,327	$45,557
Services revenues	1,167	1,162
License fees	122	22
Research, development, and royalty revenues	89	113

Total revenues	49,705	46,854

Cost of revenues:
Cost of product sales	42,508	40,377
Cost of services revenues	607	737

Total cost of revenues	43,115	41,114
Gross profit	6,590	5,740

Operating costs and expenses:
Research and development	758	770
Selling, general and administrative	6,183	5,409

Total operating costs and expenses	6,941	6,179

Operating loss	(351)	(439)
Interest income	120	10
Interest expense	(73)	(117)
Other expense	(217)	(146)

Net loss	(521)	(692)

Basic and diluted net loss per share	$(0.02)	$(0.03)

Shares used in computing basic and diluted net loss per share	24,115	23,196

LANDEC CORPORATION
FIRST QUARTER ENDED AUGUST 28, 2005
QUESTIONS AND ANSWERS

1) What are the Company’s primary areas of focus for the remainder of fiscal year 2006?

a)	Grow overall revenues by 10% to 15% and net income by 55% to 65% compared to fiscal year 2005 (the net income increase factors in the recognition of an additional $550,000 of net income in fiscal year 2006 and excludes the impact from acquisitions in fiscal year 2006 and the gain from the sale of land of $713,000 in fiscal year 2005).

b)	Increase Apio’s value-added revenues by over 10% while improving fiscal year 2005 margins.

c)	Increase Apio’s trading revenues by up to 5% while maintaining historical margins.

d)	Reduce Apio Tech losses by 65% to 70% from $1.0 million in fiscal year 2005 and increase Apio Tech revenues by selling banana packaging to Chiquita.

e)	Increase Landec Ag’s revenues, excluding the impact from the recently announced Heartland Hybrids acquisition, by 15% to 20% with gross margins of 33% to 36%.

f)	Increase Early Plant corn and Intellicoat coatings revenues by 40% to 50%.

g)	More than double product sales of Intelimer materials outside of the food and agricultural businesses.

h)	Enter into at least one new partner collaboration.

2)	What are the key challenges facing the Company for the remainder of fiscal year 2006?

a)	Raw material costs for produce and corn seed (including seed technology and royalty fees) are expected to increase by approximately $2.5 million in fiscal year 2006 compared to fiscal year 2005. The increased cost for produce during the first quarter was relatively small but is expected to increase over the remainder of the fiscal year. The impact from an increase in the cost of corn seed at Landec Ag will not be realized until our third and fourth fiscal quarters.

b)	Market share growth in our value-added vegetable business, particularly in our tray line, may be more difficult now that we are the market share leader.

c)	Recent annual growth in the U.S. corn seed industry has been less than 5%. To achieve our goal of growing Landec Ag revenues by 15% to 20% in fiscal year 2006 will require taking market share from other seed companies and require expanding the use of our Intellicoat coating technology.

d)	The projected reduced losses in Apio Tech are primarily dependent on the successful commercial launch into new sales channels by our partner Chiquita Brands International, Inc., including Chiquita’s effective logistical support for the new market applications.

3)	Why are you projecting revenues growth of only 10% to 15% in fiscal year 2006?

The 10% to 15% revenue growth projection is an overall growth rate for the Company. This projection includes not only our value-added produce business and our agricultural seed business but also our commission-based trading business. The trading business, which includes the export business, is a $65 million business which is projected to only have growth in fiscal year 2006 of up to 5%. As a result, to achieve an overall Company-wide revenue growth of 10% to 15% our value-added specialty packaged produce and our agricultural seed businesses are planned to achieve combined growth of more than 15%.

4)	What progress has been made with Chiquita on the banana collaboration?

With Chiquita, we have completed the expanded initial commercial market test of approximately 300 stores and started a second commercial market test. Based on the success of this second market test, we are hopeful that Chiquita will be expanding the selling of bananas packaged in our proprietary technology this fiscal year.

5)	What impact will the Gulf Coast hurricanes have on Landec’s businesses?

At this point in time it is difficult to know what, if any, impact the hurricanes might have on our business. Potential negative impacts could include:

a.	Increase in freight costs due to higher gas prices and truck availability problems that may have to be absorbed.

b.	Increase in petroleum-based packaging costs that may have to be absorbed.

c.	Impact on Landec Ag’s customers from not being able to ship corn to international markets since substantial quantities of corn are transported on the Mississippi river to the Gulf of Mexico for international shipment.

6)	What impact will the acquisition of Heartland Hybrids have on the second quarter and fiscal year 2006 results?

We expect that for the second quarter of fiscal year 2006 the addition of Heartland Hybrids will have a negative impact on net income since, as with Landec Ag, it is a seed company that recognizes virtually all of its revenues and profits during February through May, our third and fourth fiscal quarters, and incurs losses during the remainder of the year. For all of fiscal year 2006, we expect total revenues from the Heartland Hybrids seed brand will be $8.0 million or more and that it will generate a positive contribution to net income despite start up and integration related costs.

7)	Are there any new developments in the licensing and supply business?

We are actively pursuing and continue to receive interest from potential partners and/or supply customers for application of our technology in areas including personal care, industrial coatings and medical devices. We have engaged a consulting firm to assist us in identifying and securing new partners. We have recently assigned Dr. David Taft, Landec’s Chief Operating Officer, to lead our Intelimer licensing and supply team and to apply his demonstrated operating expertise to this business. David has spent the last two and half years as Apio’s COO significantly improving Apio’s profitability. We are diligently working to grow our licensing and supply business.

8)	What is the status of the PORT™ program with Alcon? Why did you amend the supply agreement with Alcon?

The Alcon PORT device for dry eye using Landec’s Intelimer materials was approved by the FDA in July 2004. To date, Alcon has not commercialized the PORT device and is currently pursuing the possible licensing of the device to a third party. It is unclear whether Alcon will successfully license the PORT device to a third party and whether the third party would purchase Landec’s Intelimer material for the device.

In order to focus on new opportunities for the licensing and supply business, Landec renegotiated and amended the existing supply agreement with Alcon to expire on May 28, 2006 instead of November of 2012.

As a result of the amended expiration date of the supply agreement, revenues that have been deferred and were being recognized ratably through November 2012 are being recognized ratably through May 2006 resulting in the recognition of an additional $550,000 of revenue and net income in fiscal year 2006.

9)	How do the results by line of business for the three months ended August 28, 2005 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months ended	Three months ended
	8/28/05	8/29/04
Revenues:
Apio Value Added(a)	$29,660	$26,364
Apio Trading (b)	19,834	20,311
Apio Tech (c)	4	—

Total Apio	49,498	46,675
Landec Ag	—	98
Corporate	207	81

Total Revenues	49,705	46,854
Gross Profit:
Apio Value Added	5,513	4,470
Apio Trading	945	1,185
Apio Tech	2	—

Total Apio	6,460	5,655
Landec Ag	—	20
Corporate	130	65

Total Gross Profit	6,590	5,740
R&D:
Apio	266	256
Landec Ag	153	224
Corporate	339	290

Total R&D	758	770
S,G&A:
Apio	3,421	3,184
Landec Ag	1,629	1,522
Corporate	1,133	703

Total S,G&A	6,183	5,409
Other (d):
Apio	(889)	(881)
Landec Ag	(344)	(308)
Corporate	1,063	936

Total Other	(170)	(253)
Net Income (Loss):
Apio	1,884	1,334
Landec Ag (e)	(2,126)	(2,034)
Corporate	(279)	8

Net Loss	$(521)	$(692)

Net Loss Per Diluted Share	$(0.02)	$(0.03)

a) Apio’s value-added business includes service revenues and gross profits from Apio Cooling LP.

b)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

c)	Apio Tech includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

d)	Included in Other is net interest income/(expense), non-operating income/(expense) and corporate management fees charged to Apio and Landec Ag by Corporate.

e)	Virtually all of Landec Ag’s revenues and profits are realized in the Company’s third and fourth fiscal quarters with the majority being realized in the fourth fiscal quarter.